RAYMOND JAMES FINANCIAL, INC.
880 Carillon Parkway
St. Petersburg, Florida 33716
(727) 567-1000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

February 12, 2004

To the Shareholders of Raymond James Financial, Inc.:

     The Annual Meeting of Shareholders of Raymond James Financial, Inc. will be held at the Raymond James Financial Center, 880 Carillon Parkway, St. Petersburg, Florida, on Thursday, February 12, 2004 at 4:30 p.m. for the following purposes:

1.	To elect ten nominees to the Board of Directors of the Company.

2.	To approve Incentive Compensation Criteria for certain of the Company's executive officers.

3.	To ratify the appointment of KPMG LLP as the Company's independent auditors by the Audit Committee of the Board of Directors.

4.	To transact any other business that may properly come before the meeting.

     Shareholders of record as of the close of business on December 15, 2003 will be entitled to vote at this meeting or any adjournment thereof. Information relating to the matters to be considered and voted on at the Annual Meeting is set forth in the Proxy Statement accompanying this Notice.

By order of the Board of Directors,
/s/ BARRY AUGENBRAUN
Barry Augenbraun, Secretary

January 5, 2004

If you do not expect to attend the meeting in person, please vote on the matters to be considered at the meeting by completing the enclosed proxy and mailing it promptly in the enclosed envelope, or by telephone or internet vote.

PROXY STATEMENT

     This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Raymond James Financial, Inc. (the "Company") for the Annual Meeting of Shareholders to be held on February 12, 2004 at 4:30 p.m., or any adjournment thereof.

     If the accompanying proxy form is completed, signed and returned, the shares represented thereby will be voted at the meeting.  Delivery of the proxy does not affect the right to vote in person should the shareholder attend the meeting. The shareholder may revoke the proxy at any time prior to the voting thereof.

     The affirmative vote of a majority of the shares of common stock represented at the meeting, either in person or by proxy, will be required for the election of any nominee, or the ratification or approval of any proposal or other business that may properly come before the meeting.

     A copy of the Company's Annual Report is being furnished to each shareholder together with this proxy statement.  The cost of all proxy solicitation will be paid by the Company.

Internet Voting

      Most shareholders of record have a choice of voting over the internet, by telephone, or by using a traditional proxy card.  Please check your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you.

Electronic Access to Proxy Materials and Annual Report

     This notice of Annual Meeting and Proxy Statement and the 2003 Annual Report are available on our Internet site at http://www.raymondjames.com.  If you are a shareholder of record and would like to view future proxy statements and annual reports over the Internet instead of receiving copies in the mail, follow the instructions provided when you vote over the Internet.  If you hold your shares through a bank, broker, or other holder, check the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports and vote your shares over the Internet.  Opting to receive your proxy materials online saves us the cost of producing and mailing these materials to your home or office and gives you an automatic link to the proxy voting site.

SHAREHOLDERS ENTITLED TO VOTE
AND
PRINCIPAL SHAREHOLDERS

     Shareholders of record at the close of business on December 15, 2003 will be entitled to notice of, and to vote at, the Annual Meeting.  As of December 15, 2003, there were 48,546,824 shares of common stock outstanding and entitled to vote.  Shareholders are entitled to one vote per share on all matters.

     The following table sets forth information with respect to the common stock ownership of each person known by the Company to own beneficially more than 5% of the shares of the Company's common stock, and of all Executive Officers and Directors as a group as of December 15, 2003:

		Beneficially	Percent
Name

Address
		Owned Shares	of Class

Thomas A. James	880 Carillon Parkway	6,454,154 (1) (2)	13.3%
	St. Petersburg,
	Florida 33716

Private Capital Management, L.P.	8889 Pelican Bay Blvd. Suite 500 Naples, Florida 34108	4,367,493 (3)	9.0%

Robert A. James Trust	1201 Pacific Ave,	3,362,680	6.9%
	Suite 150
	Tacoma, WA 98702

All Executive Officers
and Directors as a Group		7,950,279 (1)	16.4%
(22 Persons)

(1)  Includes shares credited to Employee Stock Ownership Plan accounts and shares which can be acquired within sixty days of record date through the exercise of stock options.

(2)  Includes 323,508 shares owned by the Robert A. and Helen James' Children’s Annuity Trust of which Thomas A. James is a remainder beneficiary and for which Raymond James Trust Company West, a wholly-owned subsidiary of the Company, serves as trustee.  Excludes shares held by two trusts, of which he is not a beneficiary: 3,362,680 shares owned by the Robert A. James Trust and 133,909 shares owned by the James' Grandchildren's Trust, for both of which Raymond James Trust Company West serves as trustee, and both of which have as beneficiaries other James family members. Thomas A. James disclaims any beneficial interest in these two trusts.

(3)  Based on information contained in Form 13F-HR filed with the SEC on September 30, 2003.  Private Capital Management, L.P. is the beneficial owner of these shares of common stock held in accounts managed for clients.

PROPOSAL 1:  ELECTION OF DIRECTORS

     The Company's Board of Directors consists of six independent directors and four management directors.  All of the present members of the Board of Directors have been proposed for re-election by the Corporate Governance, Nominating and Compensation Committee of the Board of Directors.

     The ten directors to be elected are to hold office until the Annual Meeting of Shareholders in 2005 and until their respective successors shall have been elected.  All of the nominees with the exception of Mr. Habermeyer and Mr. Simmons were elected by the shareholders on February 13, 2003, to serve as Directors of the Company until the Annual Meeting of Shareholders in 2004; Mr. Habermeyer and Mr. Simmons were elected as Directors by the Board of Directors on May 29, 2003.

     It is intended that proxies received will be voted to elect the nominees named below.  Should any nominee decline or be unable to accept such nomination to serve as a director due to events which are not presently anticipated, discretionary authority may be exercised by the holder of the proxies to vote for a substitute nominee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE FOLLOWING NOMINEES:

		Principal Occupation (1),
		Directorships and	Director
Nominee	Age	Security Ownership	Since

Angela M. Biever	50	President, Intel New Business Corp. since 2000; Director, Intel Capital from 1999 to 2000; Independent Consultant, working with a leading Internet Services Provider from 1997 to 1998; Various senior management positions with First Data Corporation, an information and transaction processor from 1991 to 1997, beginning as Senior Vice President, Finance and Planning and culminating as Executive Vice President, Integrated Services Division; Vice President, American Express Company from 1987 to 1991. Member of Audit Committee.	1997
		Common shares owned 6,066 (.01%):

Jonathan A. Bulkley	69	Bulkley Consulting LLC since 1999; Managing Director, Barents Group LLC (emerging markets/capital markets development consulting) from 1992 to 1999; President and CEO, Charterhouse Media Group (investment banking) from 1988 to 1992; President and CEO Jesup & Lamont Securities Group, Inc. (securities broker-dealer) from 1987 to 1988; Prior to 1986, President and CEO of Moseley, Hallgarten, Estabrook & Weeden Inc. (securities broker-dealer). Director of Raymond James International Holdings, Inc., Lead Director and Chairman of Audit Committee and Audit Committee Financial Expert.	1986
		Common shares owned: 22,718 (.05%)

Francis S. Godbold	60	Vice Chairman of Raymond James Financial, Inc. ("RJF"); Director and Officer of various affiliated entities. Executive Vice President of Raymond James & Associates, Inc.* ("RJA").	1977
		Common shares owned: 514,094 (1.06%) (2)

H. William Habermeyer, Jr	61	President and CEO, Progress Energy Florida since 2000; Vice President, Carolina Power & Light from 1993 to 2000; U.S. Navy from 1964 to 1992 - retired a Rear Admiral. Member of the Audit Committee. Common shares owned: 1,000 (0.00%)	2003

Chet Helck	51	President and Chief Operating Officer of RJF since 2002; Executive Vice President of Raymond James Financial Services, Inc.* ("RJFS") from 1999 to 2002; Senior Vice President, RJFS from 1997 to 1999. Director of RJFS, RJA and Raymond James Investment Services, Ltd.*	2003
		Common shares owned: 35,850 (.07%) (2)

Harvard H. Hill, Jr., CFP	67	Managing General Partner of Houston Partners (venture capital) since 1985; Prior to 1985, President and CEO of Criterion Investments; President and COO of Rotan Mosle; and Vice President of Dean Witter & Co. Member of Corporate Governance, Nominating and Compensation Committee.	1986
		Common shares owned: 1,750 (.00%)

Thomas A. James	61	Chairman of the Board and Chief Executive Officer of RJF; Chairman of the Board of RJA. Director and Officer of various affiliated entities. Past Chairman of the Securities Industry Association. Director of Outback Steakhouse, Inc.	1965
		Common shares beneficially owned: 6,454,154 (13.29%) (2) (3)

Dr. Paul W. Marshall	61	The MBA Class of 1960 Professor of Management Practice at Harvard Graduate School of Business Administration since 1996; Chairman and CEO of Rochester Shoe Tree Co., Inc. from 1992 to 1997; Chairman of Corporate Governance, Nominating and Compensation Committee.	1993
		Common shares owned: 7,875 (.02%)

Kenneth A. Shields	55	President and Chief Executive Officer of Raymond James Ltd.* ("RJ Ltd.") (formerly Goepel McDermid Inc.) and predecessor Company since 1996 (a Canadian brokerage firm). Past Chairman of the Investment Dealers Association of Canada; Director of TimberWest Forest Corp.; Trustee, Mercer International Inc.; Member of the Canadian Accounting Standards Oversight Council; Director of the Council for Business and the Arts in Canada. Common shares owned: 47,675 (.10%) Exchangeable shares owned: 56,663 (.12%)(2) (4)	2001

Hardwick Simmons	63	Chairman and CEO of the NASDAQ Stock Market from 2001 to 2003; President and CEO of Prudential Securities from 1990 to 2001; President, Shearson Lehman Brothers - Private Client Group, from 1983 to 1990, Past Chairman of the Securities Industry Association; Past Director of the NASD. Member of Corporate Governance, Nominating and Compensation Committee.	2003
		Common shares owned: 10,000 (.02%)

*             A wholly‑owned subsidiary or an affiliate of the Company.
(1)           Unless otherwise noted, the nominee has had the same principal occupation and employment during the last five years.
(2)           Includes shares credited to their Employee Stock Ownership Plan accounts including estimated fiscal 2003 ESOP allocations, and shares which can be acquired within sixty days of record date through the exercise of stock options.
(3)           See footnotes under the Principal Shareholders' Ownership table.
(4)           Exchangeable shares issued January 2, 2001 in connection with the acquisition of Goepel McDermid, Inc.  They are exchangeable into shares of RJF common stock on a one-for-one basis.

Information Regarding Board Structure

     The Board of Directors held four regular meetings during fiscal 2003.  Each of the directors attended all of the regular meetings held during his/her tenure during the year except for Angela Biever and Bo Godbold, who each missed one meeting.

     The current standing Committees of the Board of Directors are the Audit Committee and the Corporate Governance, Nominating and Compensation Committee.  The Corporate Governance, Nominating and Compensation Committee met three times and held two telephone meetings during the fiscal year ended September 26, 2003. Each member of this Committee participated in all of the meetings held during his/her tenure during the year.   The Audit Committee met four times and held four telephone meetings during the fiscal year ended September 26, 2003.  Each member of this Committee participated in all of the meetings held during his/her tenure during the year except for Angela Biever, who missed one meeting.   The activities of the Committees are set out in their reports below.

     The Company has a Nominating Committee comprised of three independent Directors (as determined under New York Stock Exchange rules), which also serves as the Corporate Governance and Compensation Committee. This Committee identifies potential nominees to the Board of Directors, including candidates recommended by management, and reviews their qualifications and experience.  Candidates for board membership are expected to demonstrate high standards of integrity and character and offer important perspectives on some aspect of the Company's business based on their own business experience.  The Company does not pay any third party a fee to assist in the process of identifying and evaluating candidates.  The Charter of the Committee is available at the Company's website: www.raymondjames.com/corporate_governance.htm.

     This Committee has not adopted any specific process or policy for considering nominees put forward by shareholders and has never been requested to consider such a nominee.

     Shareholders may communicate with directors of the Company by writing to them at the Company's headquarters, or by contact through the Company's website.  Communications addressed to the Board of Directors will be reviewed by the Secretary of the Company and directed to them for their consideration.

     It is the Company's policy that directors attend the Annual Meeting of Shareholders; at the Annual Meeting of Shareholders on February 13, 2003, all of the Company's Directors at that date were present.

     Directors Marshall, Hill, Bulkley, Biever, Simmons and Habermeyer receive an $18,000 annual retainer, a $2,500 attendance fee for each regular meeting, $250 for each telephone meeting and a $500 attendance fee for Committee service.

Outside Director Stock Options

     There is a non-qualified stock option plan for the Company's outside Directors covering 380,000 shares of the Company's common stock.  These options, 27,750 of which were outstanding at September 26, 2003, are exercisable at prices ranging from $18.44 to $36.94 at various times through February 2008. Outside directors are generally granted 1,500 options each per year.

Section 16(a) Beneficial Ownership Reporting Compliance

     William Habermeyer, a Director, was late in filing a Form 4 Report with respect to the purchase of 500 shares of RJF common stock on June 12, 2003.  Richard Riess, an officer of RJF, was late in filing a Form 4 Report with respect to the sale of 5,000 shares of RJF common stock on July 24, 2003. Jeffrey Trocin, an officer of RJF, filed an amended Form 5 regarding a gift of 100 shares on July 24, 2003.  Tom James, CEO of the Company, filed an amended Form 4 on April 23, 2003 regarding the sale of 1,000 shares of stock on December 26, 2002, and was late in filing a Form 4 regarding the sale of 17,200 shares of stock between November 4, 2003 and November 7, 2003; both transactions occurred in a Trust which he is required to treat as beneficially owned by him pursuant to Rule 16a-1(a)(1). Mr. James disclaims any beneficial interest in the Trust or these shares, and was not notified of the sales on a timely basis.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The Audit Committee of the Board of Directors consists of Jonathan A. Bulkley (Chairman), Angela Biever and H. William Habermeyer.  This committee conducts its activities pursuant to a written charter approved by the Board of Directors, a copy of which is an appendix to this Proxy Statement.  The committee serves as the principal agent of the Board of Directors in fulfilling the Board's oversight responsibilities with respect to the Company's financial reporting, the Company's systems of internal controls and the Company's procedures for establishing compliance with regulatory requirements.

     The Charter of the Audit Committee provides that the Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent auditors and must approve in advance any non-audit work to be performed by the independent auditors.  The Audit Committee has not established any pre-approval procedures, but instead reviews each proposed engagement to determine whether the provision of services is compatible with maintaining the independence of the independent auditors. During the fiscal year ended September 26, 2003, the committee approved under the "de minimis" exception to Section 202 of the Sarbanes Oxley Act three tax engagements performed by the Company's independent auditors, KPMG LLP, representing less than 5% of the total fees paid to them.

     In addition to four regularly scheduled meetings during the course of the year, members of the Audit Committee held four telephone meetings to review with management and representatives of KPMG LLP the Company's quarterly financial results prior to release to the public.

     Members of the committee have reviewed and discussed the audit of the consolidated financial statements for fiscal 2003 contained in the Company's Annual Report on Form 10-K with management and representatives of KPMG LLP.  In addition, the committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.  The committee also discussed with them their independence from the Company and its management, including the matters in the written disclosures required by Independence Standard Board Standard No. 1, Independence Discussions with Audit Committees, and considered their independence in connection with any non-audit services provided. The Audit Committee also reviewed with KPMG LLP the critical accounting policies and practices followed by the Company and other material written communications between KPMG LLP and the management of the Company.

     Based on the reviews and discussions referred to above, and in reliance on the representations of management and the independent auditors' report with respect to the financial statements, the committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended September 26, 2003 for filing with the Securities and Exchange Commission.  The Board of Directors approved the recommendation.

     Management is responsible for the Company's financial statements and the financial reporting process, including the Company's system of internal controls.  The Company's independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report on the financial statements.

     The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditors.  The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee's members in business, financial and accounting matters.  In its oversight role, the committee relies on the work and assurances of the Company's management, which has the primary responsibility for financial statements and reports, and of the independent auditors, who, in their report, express an opinion on the conformity of the Company's annual financial statements with accounting principles generally accepted in the United States of America.

Jonathan A. Bulkley, Chairman and Audit Committee Financial Expert
Angela M. Biever
H. William Habermeyer, Jr.

December 19, 2003

CORPORATE GOVERNANCE, NOMINATING AND COMPENSATION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

Overview and Philosophy

     The Corporate Governance, Nominating and Compensation Committee reviews corporate compensation and benefit plan policies, as well as the structure and amount of all compensation for executive officers of the Company.  This committee consists of Dr. Paul W. Marshall (Chairman), Harvard H. Hill, Jr. and Hardwick Simmons.

     The committee's goal is to establish and maintain compensation policies that will enable the Company to attract, motivate and retain high-quality executives and to ensure that their individual interests are aligned with the long-term interests of the Company and its shareholders.  In doing so, individual performance, the compensation of executives of similar firms and the Company's financial results are considered.

     The Company's objectives are met through a compensation package which includes four major components - base salary, annual bonus (including restricted stock), stock option awards and retirement plan contributions.

     For senior management of the Company, the cash and restricted stock compensation components (base salary and annual bonus) are heavily weighted toward annual bonus.  These bonuses are generally based on formulas related to the profits of an individual subsidiary/department or the profits of the Company as a whole.  A portion of these bonuses is awarded subjectively based on an evaluation of performance.  The emphasis on profit-based compensation serves two functions: it encourages executives to be conscious of the "bottom line" and it keeps the Company's base salary structure at a modest level, which is advantageous to the firm given the cyclical nature of the securities industry.  The Company issues restricted shares of Company stock in lieu of cash for 10% to 20% of bonus amounts in excess of $250,000.  These shares are issued at a 20% discount from market value at the date of grant, and are restricted from sale during a three year vesting period.

     The third component of the compensation package, incentive and non-qualified stock option awards, is designed, along with the restricted stock, to provide a direct link between the long-term interests of executives and shareholders.  Options are granted every two years to key management employees.  From time to time special awards may be granted when a special situation exists, as inducements when employees are hired, or if job performance or a change in job duties warrants.  It is the Company's policy to maintain the number of outstanding options at less than ten percent of the Company's outstanding shares.  During the past five years the number of outstanding options has represented between 5% and 8% of the Company's outstanding shares.

     The fourth component of the compensation package is Company contributions to various retirement plans, which are based on compensation levels and years of service.  The Company maintains three qualified retirement plans: a profit sharing plan, an employee stock ownership plan and a 401(k) plan.  Contributions to the profit sharing and employee stock ownership plans, if any, are dependent upon the overall profits of the Company.  Since inception of the 401(k) plan in 1987, the Company has matched a portion of the first $1,000 contributed annually by employees to their 401(k) accounts.  The plan currently provides for the Company to match 100% of the first $500 and 50% of the next $500 of compensation deferred by each participant annually.  These three plans are offered to all full-time employees who meet the length of service requirements (six months for the 401(k) plan and one year for the other two plans).  The Company also maintains a non-qualified long term incentive plan.  Eligibility of executive officers is restricted to those who meet certain compensation levels set annually by the committee and approved by the Board of Directors.  The vesting schedule of this plan is designed to encourage long-term employment with the firm.  Contributions to this plan on behalf of executive officers are also dependent upon the Company's earnings.

     In addition, the Company has an employee stock purchase plan which allows employees to purchase shares of the Company's common stock on four specified dates throughout the year at a 15% discount from the market value, subject to certain limitations including a one-year holding period.  Finally, certain key employees of the Company have participated in limited partnership arrangements in which the Company makes non-recourse loans to these employees for two thirds of the purchase price per unit.  The loans, plus interest, are intended to be paid back from the earnings of the partnership.  The partnerships, Raymond James Employee Investment Fund I, L.P. and Raymond James Employee Investment Fund II, L.P., are invested in several affiliated and unaffiliated private equity limited partnerships. (See "Transactions with Management and Directors" below).

Compensation of the Chief Executive Officer

     In keeping with the general compensation philosophy outlined above Mr. James' base salary for calendar 2004 will be $273,000, a 3% increase over his 2003 compensation of $265,000.  Mr. James' salary is subject to an annual review, as is true of all employees.  It was last adjusted in November 2002, effective January 1, 2003.

     In determining the bonus offered to Mr. James for fiscal 2003 the committee considered many factors, including the following:

*	Given the business environment:
- The Company’s performance relative to its peer group.
- The Company’s performance relative to its budget and
- The Company’s performance relative to its long-term objectives.
*	The compensation of the chief executive officers of other similar brokerage firms, as of their most recent proxy statement.

Dr. Paul W. Marshall, Chairman
Harvard H. Hill, Jr.
Hardwick Simmons

December 4, 2003

PROPOSAL 2:  TO APPROVE INCENTIVE COMPENSATION CRITERIA FOR CERTAIN OF THE COMPANY'S
EXECUTIVE OFFICERS

            In consideration of the limitations on tax deductibility imposed under Section 162(m) of the Internal Revenue Code of 1986, as amended, the Company has adopted a policy of formalizing incentive compensation calculations for executive officers.   Section 162(m) limits deductions for compensation by a public corporation in excess of $1 million per year to any one of its executive officers unless certain criteria are met.  This rule requires that the incentive compensation be based on attainment of one or more performance goals and that the Company's shareholders approve both the performance goals and the formula used to calculate the payment amount.

            The intention of the Corporate Governance, Nominating and Compensation Committee remains that the executive officers be compensated on a basis consistent with prior years; i.e., for obtaining certain performance goals.  It is the Company's practice that a portion of any formula-driven bonus amount can be withheld based on a subjective performance evaluation.  The committee considers the bonus formulas for executive officers each year.  For purposes of determining incentive compensation for the executive officers for fiscal 2004, the committee has approved the executive bonus formulas described below.  Discretionary amounts above those resulting from the formulas below may be awarded by the committee.  The bonus amounts for fiscal 2003 awarded to Mr. Shields and Mr. Averitt exceeded the bonus amounts generated by the bonus formulas that appeared in the prior year’s proxy and were approved at the annual meeting of the shareholders on February 13, 2003, by amounts that did not affect the tax deductibility.  Should this occur for fiscal 2004, it will be disclosed in this section of the proxy statement in the following year.  Ten percent of bonus awards between $250,000 and $500,000 are paid in restricted stock valued at 80% of market value on the bonus payment date, 15% of awards between $500,000 and $1,000,000 are paid in restricted stock, and 20% of all awards in excess of $1,000,000 are paid in restricted stock.  Restricted shares must be held for three years before they vest.

Recommended Bonus Formulas for Executive Officers
		Percent for Calculation
Executive Officer	Basis	of Bonus

Thomas A. James	Total company pre-tax profits	1.10%
Chairman and Chief Executive Officer - RJF

Chet Helck President and Chief Operating Officer – RJF	Total retail pre-tax profits per PCG Contribution Report*. Subjective portion related to other corporate responsibilities	1.10%

Richard G. Averitt, III Chairman and Chief Executive Officer – RJFS	Pre-tax profits of RJFS per PCG Contribution Report *	1.00%

Richard K. Riess Executive Vice President – RJF	Pre-tax profits of Eagle Asset Management, Inc.	4.25%
	Pre-tax profits of Heritage Asset Management, Inc., RJA's Asset Management Services division and Awad Asset Management	3.00%

Jeffrey E. Trocin Executive Vice President, Equity Capital Markets Group - RJA	Pre-tax profits of RJA's Equity Capital Markets, including international institutional equity sales: First $16 million Profits exceeding $16 million	8.00% 6.00%

Van C. Sayler Senior Vice President, Fixed Income - RJA	Pre-tax profits of RJA's Fixed Income department: First $20 million Profits exceeding $20 million	7.00% 5.00%

*     The PCG Contribution Report adjusts the Private Client Group financial statement pre-tax profits for items related to the private client group sales force, primarily a credit for interest income on cash balances arising from private clients, and also includes adjustments to actual clearing costs, a portion of mutual fund revenues and expenses, credit for correspondent clearing profits, accruals for benefit expenses, profits generated by certain private client support operations and other adjustments as approved by the Compensation Committee. These adjustments may include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary, unusual or nonrecurring gains and losses, the cumulative effect of accounting changes, acquisitions or divestitures, and foreign exchange impacts.

The Board Of Directors Recommends A Vote For The Approval Of These Formulas By Shareholders.

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information with respect to the remuneration earned during the last three fiscal years by the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company.

						Long-Term
	Annual Compensation

Restricted Stock (3)

Stock Option

All Other

Name	Year	Salary	Cash Bonus		Commissions	Shares	$	Awards

Compensation (2)

Thomas A. James	2003	$263,250	$1,300,013	(1)	$243,886	6,693	$249,984	-	$38,810
Chairman and CEO	2002	258,000	900,000		323,522	3,937	125,000	-	30,136
	2001	254,750	1,100,014		368,740	5,417	187,482	-	34,775

Van C. Sayler	2003	$146,000	$1,540,014	(1)	$ 1,199	8,701	$324,982	-	$33,720
Senior Vice President,	2002	146,000	1,700,001		598	11,811	374,999	10,000	30,586
Fixed Income - RJA	2001	144,500	1,140,019		100	5,778	199,977	-	35,530

Chet Helck	2003	$250,000	$ 760,613	(1)	$ 330	2,523	$ 94,234	50,000	$61,712
President and COO	2002	150,000	602,502		427	1,870	59,373	6,000	55,544
	2001	146,875	475,025		295	902	31,128	-	40,361

Richard K. Riess	2003	$216,250	$ 691,774	(1)	-	2,116	$ 79,033	-	$33,763
President and CEO of Eagle	2002	190,000	687,516		-	2,460	78,105	10,000	30,629
Executive VP of RJF	2001	187,500	738,510		-	2,582	89,363	-	35,525
Managing Director,
Asset Management

Richard G. Averitt, III	2003	$225,000	$ 645,021	(4)	$ 820	1,840	$ 68,724	25,000	$40,152
President and CEO of RJFS	2002	175,308	538,754		1,217	1,427	45,307	6,000	28,274
	2001	143,125	452,517		819	812	28,103	-	37,955

(1) In accordance with the bonus formulas approved at the annual meetings of the shareholders on February 13, 2003, February 14, 2002 and February 8, 2001.

(2) This column includes the amount of the Company's contributions to its 401(k) Plan, Profit Sharing Plan, Employee Stock Ownership Plan, Long Term Incentive Plan and other miscellaneous taxable income as reported on the employees W-2.

(3) Beginning with fiscal 2000, the Company began granting restricted stock as part of the annual bonus to highly compensated employees.  Under this Stock Bonus Plan, 309,316 shares have been granted related to fiscal years 2003, 2002 and 2001.  Dividends are paid to the holders of the stock.  The shares vest three years from the date of grant.  Under this plan, 1) Mr. James holds 16,047 shares, 2) Mr. Sayler holds 26,290, 3) Mr. Helck holds 5,295 shares, 4) Mr. Riess holds 7,158 and 5) Mr. Averitt holds 4,079 shares.  Because the shares of restricted stock are valued at full market value in this table, rather than the 80% of market value when awarded, the total of cash bonus and restricted stock may exceed the bonus award computed under the formula.

(4) Amount exceeds the bonus amount generated by the bonus formula approved at the annual meeting of the shareholders on February 13, 2003 by approximately $50,000.

Incentive Stock Options

     The following tables contain information concerning options granted to, and exercised by, the executive officers included in the Summary Compensation Table during the fiscal year.

Option Grants in Last Fiscal Year

					Potential Realizable
					Value at Assumed
		% of Total			Annual Rates
	Options	Options	Exercise		of Stock Appreciation
	Granted	Granted in	Price	Expiration	for Option Term (2)
Name	(#)(1)	Fiscal Year	($/share)	Date	5%	10%

Chet Helck	50,000	10.29%	$31.55	2/10/2008	$435,834	$963,080
Richard G. Averitt, III	25,000	5.15%	$31.55	2/10/2008	$217,917	$481,540

(1)  All of these options were granted on December 10, 2002.  The options vest 60% after three years, an additional 20% after four years and the remaining 20% after five years.

(2)  Potential realized values represent the future value, net of exercise price, of the options granted if the Company's stock price were to appreciate by 5% and 10% during each year of the awards' five-year life.

Aggregate Option Exercises During

Last Fiscal Year and Year-end Value

				Value of
			Number of	Unexercised
			Unexercised	In-the-Money
			Options at	Options at
	Shares		Sept. 26, 2003	Sept. 26, 2003
	Acquired	Value	(Exercisable/	(Exercisable/
Name	on Exercise	Realized	Unexercisable)	Unexercisable)

Van C. Sayler	9,000	$40,170	1,800/14,200	$27,567/$103,723
Chet Helck	6,000	$25,940	3,000/58,000	$45,945/$273,770
Richard K. Riess	9,000	$88,500	1,800/14,700	$27,567/$111,381
Richard Averitt, III	6,000	$49,100	2,400/32,600	$36,756/$157,894

Comparative Stock Performance

     The graph below compares the cumulative total shareholder return for the common shares of the Company for the last five fiscal years with the cumulative total return on the Standard & Poor's 500 Index ("S&P 500"), the stock price index for peer group of regional investment brokerage firms and for the Dow Jones US securities brokers  over the same period (assuming an investment of $100 in each on October 1, 1998 and the reinvestment of all dividends).

     In previous years, the performance graph included a comparison with a different, proprietary index.  The Company has elected to change to a comparison to a widely available index.

Name	1998	1999	2000	2001	2002	2003

Raymond James Financial, Inc.	100.00	96.24	161.21	134.52	135.65	184.24
Standard & Poor's	100.00	127.81	144.78	106.24	84.48	105.09
Dow Jones US Securities Brokers	100.00	181.95	334.56	184.98	152.82	215.61
Peer Group	100.00	109.05	218.03	125.66	118.47	164.53

TRANSACTIONS WITH MANAGEMENT AND DIRECTORS

     As described in the Report on Executive Compensation, the Company has extended non-recourse loans to approximately 84 employees for investments in the Raymond James Employee Investment Fund I, L.P., including the following executive officers:  Richard G. Averitt, Thomas S. Franke, Jeffrey P. Julien, Richard K. Riess, Van C. Sayler, Robert F. Shuck, Jeffrey E. Trocin and Dennis W. Zank.  Committed loan amounts to these individuals range from $40,000 to  $160,000 plus interest per person, with outstanding balances ranging from $27,680 to $110,720 at September 26, 2003.

     In addition, the Company has extended non-recourse loans to approximately 75 employees for investments in Raymond James Employee Investment Fund II, L.P; including Barry Augenbraun, Richard G. Averitt, Chet B. Helck,  Thomas A. James, Jeffrey P. Julien, Van C. Sayler, Jeffrey E. Trocin, and Dennis W. Zank.  Committed loan amounts to these individuals range from $66,667 to $200,000 plus interest per person, with outstanding balances of $36,029 to $54,043 at September 26, 2003.

     The Company, in the ordinary course of its business, makes bank loans to, and holds bank deposits for certain of its officers and directors and also extends margin credit in connection with the purchase of securities to certain of its officers and directors who are affiliated with one of the Company's broker-dealers, as permitted under the Sarbanes-Oxley Act of 2002. These transactions have been made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with non-affiliated persons, and do not involve more than normal risk of collectibility or present other unfavorable features.  The Company also, from time to time and in the ordinary course of its business, enters into transactions involving the purchase or sale of securities as principal from, or to, directors, officers and employees and accounts in which they have an interest. These purchases and sales of securities on a principal basis are effected on substantially the same terms as similar transactions with unaffiliated third parties.

     Thomas A. James permits the Company to display over 1,550 pieces from his nationally known art collection throughout the Raymond James home office complex, without charge to the Company. The art collection is a marketing attraction for businesses and other organizations, and the Company provides regular tours for clients and local schools, business groups and nonprofit organizations.  In return, the Company bears the cost of insurance and the salaries of three staff persons who serve as curators for the collection and conduct business tours. The total cost to the Company for these services during fiscal 2003 was approximately $135,000.

EQUITY COMPENSATION PLAN INFORMATION

     The following table includes stock options and restricted stock that can be issued pursuant to one of the Company's nine stock-based compensation plans.  The table below does not include equity compensation plans that meet the qualification requirements of Section 401(a) of the Internal Revenue Code, namely the Profit Sharing Plan and Employee Stock Ownership Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans

Equity compensation plans approved by shareholders (1)	1,905,760	$27.92	3,692,800

Equity compensation plans not approved by shareholders (2)	1,202,600	$28.08	2,944,513

Total	3,108,360	$27.98	6,637,313

(1) The Company has three plans that were approved by shareholders, the 1992 and 2002 Incentive Stock Option Plans, and the 2003 Employee Stock Purchase Plans.

(2) The Company has five plans that were not approved by shareholders, three non-qualified option plans and two restricted stock plans.

The material features of the Company's equity compensation plans which have not been approved by security holders are, as required by the SEC rules, described below.  These descriptions do not purport to be complete and are qualified in their entirety by reference to the plan documents which are included as exhibits to the Company's Annual Report on Form 10-K for the fiscal year ended September 26, 2003.

Under one of the Company's non-qualified stock option plans, the Company may grant up to 2,278,125 shares of common stock to independent contractor Financial Advisors.  Options are exercisable five years after grant date provided that the Financial Advisors are still associated with the Company. Under the Company's second non-qualified stock option plan, the Company may grant up to 379,688 shares of common stock to the Company's outside directors.  Options vest over a five-year period from grant date provided that the director is still serving on the Board of the Company.  Under the Company's third non-qualified stock option plan, the Company may grant up to 1,125,000 shares of common stock to key management personnel. Option terms are specified in individual agreements and expire on a date no later than the tenth anniversary of the grant date.  Under all plans, the exercise price of each option equals the market price of the Company's stock on the date of grant and an option's maximum term is 10 years.

Neither the Company's restricted stock nor stock bonus plan were approved by shareholders.  Under the 1999 Restricted Stock Plan the Company is authorized to issue up to 1,000,000 restricted shares of common stock to employees and independent contractors.  Awards under this plan may be granted by various departments of the Company in connection with initial employment or under various retention plans for individuals who are responsible for a contribution to the management growth and/or profitability of the Company.  These shares are forfeitable in the event of voluntary termination.  The compensation cost is recognized over the vesting period of the shares and is calculated as the market value of the shares on the date of grant.

The Company's 1999 Stock Bonus Plan authorizes the Company to issue up to 1,000,000 restricted shares to officers and certain other employees in lieu of cash for 10% to 20% of annual bonus amounts in excess of $250,000.  Under the plan the restricted stock is granted at a 20% discount in determining the number of shares to be granted and the shares are generally restricted for a three year period, during which time the shares are forfeitable in the event of voluntary termination.  The compensation cost is recognized over the three year vesting period based on the market value of the shares on the date of grant.

PROPOSAL 3:     TO RATIFY THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT
AUDITORS BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The Audit Committee of the Board of Directors has selected KPMG LLP as the Company's independent auditors for the fiscal year ending September 24, 2004, and the Board of Directors has directed that management submit the appointment of independent auditors for ratification by the shareholders at the annual meeting. KPMG LLP has served as the Company's independent auditors since 2001.  A representative of KPMG LLP is expected to be present at the annual meeting.  He or she will have an opportunity to make a statement at the annual meeting and will be available to respond to appropriate questions.

     Neither the Company's Bylaws nor other governing documents or law require shareholder ratification of appointment of KPMG LLP as the Company's independent auditors.  However, the Audit Committee of the Board of Directors recommended, and the Board of Directors is, submitting the appointment of KPMG LLP to the shareholders for ratification as a matter of good corporate practice.  If the shareholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm.  Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time if it determines that such a change would be in the best interests of the Company and its shareholders.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the appointment of KPMG LLP.  Abstentions will be counted toward the tabulation of votes cast on proposals presented to the shareholders and will have the same effect as negative votes.  Broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether the appointment of KPMG LLP as the Company's independent auditors has been ratified.

PRINCIPAL AUDITING FIRM FEES

The aggregate fees billed by the Company's principal accounting firm, KPMG LLP, for professional services rendered for the audit of the annual consolidated and other subsidiaries' financial statements and review of financial statements included in the Company's quarterly reports on Form 10-Q for the years ended September 26, 2003 and September 27, 2002 were $725,322 and $631,778, respectively.

Audit Related Fees

The Company's principal accounting firm is providing ongoing services related to the review of the Company's documentation of internal controls pursuant to Section 404 of the Sarbanes-Oxley Act.  The Audit Committee approved fees of $84,000, of which $15,000 were paid in fiscal 2003.  KPMG LLP performed the audits for four qualified benefit plans for which the fees were $23,571.  In addition, the Company's principal accounting firm has been engaged to review a proposed amalgamation (merger) of three Canadian subsidiaries.  The approved fees were $16,500, none of which were paid in fiscal 2003.

Tax

During fiscal 2003 and 2002, KPMG LLP undertook the following tax engagements for the Company, for which they billed the amounts indicated.

	Fiscal Year Ended

	2003		2002

US federal tax advice	$ -		$ 23,000
State tax services	129,682	*	610,085	*
Canadian tax advice	28,494		88,026
Canadian entity tax returns	18,466		12,197
US tax reporting	6,000		6,000

*   Of these amounts $129,682 and $600,000 represent fees paid for a state income tax review project, pursuant to which the Company has filed for approximately $3.9 million in refunds and received $3.5 million to date.  The total fee for this project will be based on the amount of refunds ultimately received by the Company and sustained against challenge, if any.  The Company engaged KPMG LLP to perform this project in January 2002, prior to the passage of Sarbanes Oxley.

Other Fees

During fiscal 2003 KPMG LLP reviewed other compensation plans for fees totaling $7,200.

KPMG LLP did not provide services related to financial information systems design or implementation in 2003.

The Company's Audit Committee Charter requires that the Committee approve the engagement of the principal auditing firm prior to the rendering of any audit or non-audit services.  During fiscal 2003, 100% of the audit related and other fees and 75% of the tax fees were pre-approved by the Audit Committee; the other tax fees were subsequently approved under the "de minimis" standard of the Sarbanes-Oxley Act.

The Board Of Directors Recommends A Vote For This Proposal

OTHER MATTERS

     Proposals which shareholders intend to present at the 2005 Annual Meeting of Shareholders must be received by the Company no later than September 1, 2004 to be eligible for inclusion in the proxy material for that meeting.

     Management knows of no matter to be brought before the meeting which is not referred to in the Notice of Meeting.  If any other matters properly come before the meeting, it is intended that the shares represented by proxy will be voted with respect thereto in accordance with the judgment of the persons voting them.

By Order of the Board of Directors,

/s/ Barry Augenbraun, Secretary
January 5, 2004

Appendix

As approved by the Board of Directors on December 4, 2003

CHARTER OF THE AUDIT COMMITTEE OF THE

BOARD OF DIRECTORS

1.  Mission Statement

     The Audit Committee serves as the principal agent of the Board of Directors in fulfilling the Board's oversight responsibilities with respect to the Company's financial reporting, the Company's systems of internal controls and the Company's procedures for establishing compliance with regulatory requirements.

2.  Responsibilities and Duties

     The Committee's responsibility is oversight, and it recognizes that the Company's management is responsible for preparing the Company's financial statements.  Additionally, the Committee recognizes that financial management (including the internal audit staff), as well as the independent accountants, have more knowledge of accounting and auditing requirements and more detailed information about the Company than do the members of the Committee; consequently, in carrying out its oversight responsibilities the Committee is not providing any expert or special assurance as to the Company's financial statements or any professional certification as to the independent accountants' work.

3.  Membership

     The Audit Committee (the Committee) shall be comprised of at least three independent directors (in accordance with the independence standards adopted from time to time by the NYSE and SEC).  The members of the Committee shall be appointed by the Board of Directors upon the recommendation of the Corporate Governance Committee and shall be persons who are financially literate, in the judgment of the Board of Directors.  At least one of the members of the Committee shall be a person who, in the judgment of the Board of Directors,  has accounting or financial management expertise.  At least one of the members of the Committee shall be a person who, in the judgment of the Board of Directors, is qualified to serve as an audit committee financial expert under NYSE and SEC rules.

4.  Meetings

     Generally, the Audit Committee shall hold formal meetings prior to each quarterly meeting of the Board of Directors and telephone meetings with the Company's Chief Financial Officer and the independent accountants prior to the release of quarterly financial results.  Additional meetings, either in person or by telephone, may be held from time to time as determined by the Chair of the Committee.  In addition, members of the Audit Committee are free to contact members of management including financial managers, compliance managers, the Director of Internal Audit, the Senior Vice President for Risk Management, the Company's internal and outside counsel and the Company's independent accountants whenever they consider appropriate; the Committee may request reports or presentations at Committee Meetings from any of these individuals.

5.  Financial Reporting Oversight; Relationship with Company's

Independent Accountants

     a.  The Company's independent accountants are ultimately accountable to the Board of Directors, as representative of the Company's shareholders.  The Audit Committee exercises the responsibility of the Board of Directors in that oversight role.

     b.  The Audit Committee shall be directly responsible for the appointment, compensation and oversight of the work of the independent accountants employed by the Company (including resolution of disagreements between management and the auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work.  In that connection, the independent accountants shall report directly to the Audit Committee and the Committee shall determine appropriate funding for payment of compensation to the Company's independent accountants..

c.  In connection with the appointment and reappointment of the independent accountants, the Committee shall review their independence and obtain written disclosures from them regarding all relationships with the Company that could affect their independence.  In that connection at least annually the Committee shall obtain and review a report by the independent accountants describing: the firm's internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess their independence) all relationships between the independent accountants and the company.

     d.  The Audit Committee shall approve in advance any audit and non-audit services, including tax services, to be performed for the Company by its independent accountants, except for services that were not recognized at the time of the engagement to be non-audit services and for which the compensation does not exceed 5% of the total revenues paid to the independent accountants by the Company during the fiscal year; provided, however, that such "de minimis" services are approved by the Audit Committee or one or more members to whom authority has been granted to make such approval prior to completion of the audit.  In that connection, the Committee shall receive from the independent accountants, at least annually, a written statement setting out all relationships between them and the Company and the fees paid for those services.

     e.  The Committee shall meet with the independent accountants on a regular basis, as it determines appropriate.  At least once a year, the Committee shall meet with representatives of the independent accountants without the presence of management representatives.

     f.   The Committee, or one of its members, shall meet with the representatives of the independent accountants prior to commencement of the annual audit in order to review the audit scope and  approach, and any specific areas of risk that the auditors propose to focus on.

     g.  Following conclusion of the year-end audit, but prior to release of the financial statements, the Committee, or one of its members, shall discuss with representatives of the independent accountants the financial statements and the results of the audit, including any disagreements with management regarding audit scope or accounting presentation.

     h.  Prior to release of the financial results for each quarter, the Committee, or one of its members, shall review them with management and representatives of the independent accountants.

i.   At least annually, the Committee shall review with representatives of the independent accountants their judgments concerning the quality of the Company's accounting principles as reflected in its financial reporting, whether those principles are consistent with industry standards or represent minority positions, and the clarity of disclosure of information.  The Committee shall also review with the independent accountants their views regarding any significant estimates made by management which are reflected in the financial statements.

     In that connection, the Audit Committee shall review with the independent accountants:

     (1) all critical accounting policies and practices to be used;

     (2) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management officials of the Company, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent accountants; and

     (3) other material written communications between the independent accountants and the management of the Company, such as any management letter or schedule of unadjusted differences.

Based on the review and discussions described above, the Committee shall recommend to the Board of Directors whether the financial statements should be included in the Annual Report on Form 10-K.

     j.   At least annually, the Committee shall receive from the independent accountants a report of their recommendations to improve the Company's internal control structure and operational efficiency.  The Committee shall obtain and review management's response to these recommendations.

     k.  The Committee shall approve in advance any proposed hiring by the Company of an employee or former employee of the Company's independent accountants.

6.  Oversight of the Internal Audit Department, Internal Controls and Risk Management

     a.  The Committee shall have oversight responsibility with respect to the Company's Internal Audit Department.  In that connection, the Committee shall maintain regular contact with the Director of Internal Audit and meet with her/him at least once a year without the presence of management representatives.

     b.  The Committee shall receive and review reports from the Internal Audit Department with respect to the results of audits undertaken and management's response to recommendations from the Department.  The Committee shall have the authority to direct the Internal Audit Department to undertake specific projects, including review of specific departments of the Company.

     c.  The Committee shall receive regular reports from the Senior Vice President for Risk Management and review periodically the Company's policies with respect to risk assessment and risk management.

     d.  The director of internal audit and Senior Vice President for Risk Management shall have access to the members of the Audit Committee on a direct basis as necessary, and shall attend meetings of the Committee as requested by the Committee.

7.  Oversight of the Compliance Departments of Major Subsidiaries and Divisions

     The Committee shall receive reports from the Senior Vice President for Risk Management regarding activities of the compliance directors of the broker-dealers and major subsidiaries and divisions of the Company.  At least once a year, the compliance directors shall submit reports to the Committee on activities undertaken during the year, any regulatory problems encountered and regulatory issues that may affect the Company in the future.

8.  Other Responsibilities

a.  The Committee shall establish and review procedures for:

   (1)        the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and

   (2) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

     b.  At least annually, the Committee shall receive reports from Senior Financial Officers of the Company regarding their compliance with the code of ethics for Senior Financial Officers.  The Committee shall report material violations of the Code of Ethics that are brought to their attention to the Board of Directors with a recommendation for appropriate action.

     c.  From time to time, the Committee shall review with the Company's Chief Executive Officer and Chief Financial Officer the certifications they sign in SEC reports regarding the Company's disclosure controls, the design and operation of the Company's internal controls and any material weaknesses they have identified, or any fraud involving management or other employees they have identified during the course of their review of the Company's controls.

9.  General

     a.  In exercising its oversight responsibility, the Committee shall have access to members of management and may inquire into any issues that it considers to be of material concern to the Committee or the Board of Directors.

     b.  The Committee shall have authority to conduct or authorize investigations into any matters within its scope of responsibilities and to retain advisers, including counsel and other professionals, to assist in the conduct of any investigation and determine their compensation.

     c.  The Committee shall report regularly to the Board of Directors with respect to its activities.

     d.  The Committee shall review this charter annually and make changes as it considers appropriate.